Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties News: Sale of Healthcare Assets to Welltower & Global Medical REIT Complete

May 15, 2019

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

We are pleased to announce that on May 15, 2019, CNL Healthcare Properties sold 55 medical office and related properties to Welltower OM Group LLC and its affiliates, which are subsidiaries of Welltower Inc. (NYSE: WELL) for $1.25 billion.

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Net sales proceeds after closing costs, repayment of related debt, pro-rations and other adjustments was approximately $550 million. The remaining proceeds, upon approval by the board of directors, could be used to rebalance corporate borrowings and make a special distribution to shareholders. Rebalancing the corporate borrowings allows the company to deleverage its portfolio and further strengthen its balance sheet as it continues to manage the rest of its portfolio.

•	If a special distribution is approved, additional information will be shared, including a record date for shareholders entitled to receive the distribution, amount and timing of the payment.

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The board of directors monitors ongoing quarterly distributions given the company’s earnings base, mix of assets, cash generated from operations and requirements to maintain the company’s REIT tax status. With the sale of the assets and the resulting impact on the portfolio as well as any potential special distribution, the board of directors will consider the appropriate rate for regular quarterly distributions going forward.[1]

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If a special distribution is approved, the company will need to establish a revised estimated net asset value (NAV) per share as of Dec. 31, 2018, reflective of the sale, any special distribution to be paid to shareholders and other related matters.

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Any revised estimated NAV is primarily to assist certain broker-dealers with establishing a statement value and will be determined upon the board of directors’ approval. Any estimated NAV is a snapshot in time and is not indicative of value the company or its shareholders may receive now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

Additional Information

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The company also entered into a new credit agreement with KeyBank National Association after paying off the portion of the credit facilities related to the 55 properties. The new credit agreement provides for a $265 million senior unsecured term loan facility and a $250 million senior unsecured revolving credit facility. Each is pre-payable at any time in whole or part without fees or penalties and interest is only paid until the maturity date of each of the facilities based on respective leverage ratios ranging < 40 percent to > 55 percent.

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In a separate transaction in mid-April, the company closed on the sale of four inpatient rehabilitation facilities to Global Medical REIT (NYSE: GMRE). Net proceeds were used to pay closing costs and repay secured debt for six properties (the four sold to GMRE and two acute care facilities that were associated with one of the secured financings tied to the sale).

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Given the sale of these 59 assets, the company’s portfolio now comprises 83 properties 11 of which are acute and post-acute care assets that are marked as held for sale in the portfolio. The company intends to continue its efforts to sell these assets during 2019; however, there can be no guarantee that any or all the properties will be sold at any time. The other 72 assets are seniors housing for which the company is currently focused on driving property net operating income and occupancy. The special committee of the board together with HFF Securities LP and KeyBanc Capital Markets Inc., its financial advisors, will continue to evaluate strategic alternatives to optimally monetize the rest of the portfolio.

For additional information about the sale, please read the Current Report on Form 8-K filed with the SEC on May 15, 2019, contact your sales representative directly or call CNL Client Services, 866-650-0650, option 2.

1 Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, operating cash flows as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the three months ended March 31, 2019, approximately 100 percent of cash distributions were covered by operating cash flow as defined by GAAP. For the years ended Dec. 31, 2018, 2017, 2016, 2015, 2014 and 2013, approximately 83, 91, 94, 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 17, 9, 6, 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the company’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.

If the company fails to acquire or maintain its qualification as a REIT for any taxable year, it will be subject to federal income tax and net earnings available for investment or distributions would be reduced. The use of leverage may hinder the company’s ability to pay distributions and/or decrease the value of shareholders’ investments.

There are significant risks associated with the seniors housing and healthcare sectors, including market risks impacting demand, competition from other entities, litigation risks and the cost of being responsive to changing government regulations.

FOR BROKER-DEALER AND RIA USE ONLY.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.